Exhibit 99.1

NEWS RELEASE

Foundation Medicine Announces 2016 Second Quarter Results and Recent Highlights

CAMBRIDGE, Mass. – August 2, 2016—Foundation Medicine, Inc. (NASDAQ:FMI) today reported financial and operating results for its second quarter ended June 30, 2016. Highlights for the quarter included:

•	Achieved second quarter revenue of $28.2 million, 26% year-over-year growth;

•	Reported 10,286 clinical tests in the second quarter, 16% year-over-year growth;

•	Grew FoundationCORE™, the company’s molecular information knowledgebase, to nearly 90,000 patient cases;

•	Commercially launched FoundationACT™, the company’s circulating tumor DNA (ctDNA) assay;

•	Presented new data at the 2016 annual meeting of the American Society of Clinical Oncology (ASCO) demonstrating that tumor mutational burden as measured by FoundationOne® may predict response to cancer immunotherapies in a broad range of solid tumors;

•	Published 23 manuscripts in high-quality, peer-reviewed journals and delivered 30 podium and poster talks at various medical and scientific meetings.

Foundation Medicine reported total revenue of $28.2 million in the second quarter of 2016, compared to $22.5 million in the second quarter of 2015. Revenue from biopharmaceutical partners grew 88% to $18.8 million in the second quarter of 2016, compared to $10.0 million in the second quarter of 2015. The increase in revenue demonstrates the company’s leading role as an important partner in drug development for oncology-focused biopharmaceutical companies.

Revenue from clinical testing in the second quarter of 2016 was $9.4 million, compared to $12.4 million in the second quarter of 2015. The decrease in clinical revenue was driven in part by moving in-network with a large national payor for stage IV Non-Small Cell Lung Cancer testing, which resulted in no longer receiving payments for other indications and also resulted in payment delays for the covered indication.

The company reported 10,286 clinical tests in the second quarter of 2016, a 16% increase from the same quarter last year. This reported volume number includes 8,864 FoundationOne tests and 1,248 FoundationOne Heme tests.

“Foundation Medicine reported a strong second quarter highlighted by continued growth in our biopharma business and robust clinical volume growth,” said Michael Pellini, M.D., chief executive officer of Foundation Medicine. “We believe that our recent accomplishments, which also include our participating in both the Expedited Access Pathway with FDA and Parallel Review with FDA and CMS for FoundationOne, position our company for continued growth and further competitive differentiation, and place us at the leading edge of transforming cancer care.”

The company’s molecular information knowledgebase, FoundationCORE, grew to nearly 90,000 patient cases. FoundationCORE is a unique asset and critical component of the value that Foundation Medicine delivers to its biopharmaceutical and physician customers. The increasing scale and breadth of this high quality, clinically relevant oncology data set derived from the company’s testing platform continues to enhance clinical practice and help enable improved outcomes for patients.

Total operating expenses for the second quarter of 2016 were approximately $45.5 million compared with $46.6 million for the second quarter of 2015, which included a one-time expense in April 2015 of $14.4 million in advisor fees related to the closing of the company’s strategic collaboration with Roche. Net loss was approximately $29.0 million in the second quarter of 2016, or a $0.84 loss per share. At June 30, 2016, the company held approximately $190.4 million in cash, cash equivalents and marketable securities.

Today, Foundation Medicine also secured a $100 million credit facility from Roche Finance. The facility represents a three-year line of credit, after which any outstanding balance will convert to a term loan payable over the following five years. No funds were drawn under the credit facility upon the closing. The company intends to use the proceeds for product development and commercialization, corporate development and working capital management.

Recent Enterprise Highlights

•	Announced acceptance of FoundationOne for review as part of the Expedited Access Pathway program with FDA and Parallel Review through FDA and CMS. If approved, FoundationOne could be the first FDA-approved comprehensive genomic profiling (CGP) assay to incorporate multiple companion diagnostics to support precision medicine in oncology and would be offered as a covered benefit to Medicare beneficiaries nationwide.

•	Announced the first strategic initiative under a master collaboration agreement with AstraZeneca to develop a novel companion diagnostic assay for Lynparza to support its global development program.

•	Announced the release of a broad set of genomic profiles of adult cancers from FoundationCORE to the National Cancer Institute in support of the National Cancer Moonshot and Precision Medicine initiatives.

2016 Outlook

Foundation Medicine’s business and financial outlook for 2016 is the following:

•	The company expects 2016 revenue will be in the range of $110 to $120 million.

•	The company is increasing clinical volume guidance and now expects to deliver between 39,000 and 41,000 FoundationOne and FoundationOne Heme clinical tests in 2016.

•	The company expects operating expenses will be in the range of $175 and $185 million.

•	The company intends to expand upon reimbursement progress and work to drive additional coverage decisions.

Conference Call and Webcast Details

The company will conduct a conference call today, Tuesday, August 2nd at 4:30 p.m. Eastern Time to discuss its financial performance for the 2016 second quarter and other business activities, including matters related to future performance. To access the conference call via phone, dial 1-855-420-0652 from the United States and Canada, or dial 1-484-365-2939 internationally, and for either number reference Foundation Medicine and provide the passcode 47501376. Dial in approximately ten minutes prior to the start of the call. The live, listen-only webcast of the conference call may be accessed by visiting the investors section of the company’s website at investors.foundationmedicine.com. A replay of the webcast will be available shortly after the conclusion of the call and will be archived on the company’s website for two weeks following the call.

About Foundation Medicine

Foundation Medicine (NASDAQ:FMI) is a molecular information company dedicated to a transformation in cancer care in which treatment is informed by a deep understanding of the genomic changes that contribute to each patient’s unique cancer. The company offers a full suite of comprehensive genomic profiling assays to identify the molecular alterations in a patient’s cancer and match them with relevant targeted therapies, immunotherapies and clinical trials. Foundation Medicine’s molecular information platform aims to improve day-to-day care for patients by serving the needs of clinicians, academic researchers and drug developers to help advance the science of molecular medicine in cancer. For more information, please visit http://www.FoundationMedicine.com or follow Foundation Medicine on Twitter (@FoundationATCG).

Foundation Medicine® and FoundationOne® are registered trademarks, and FoundationCORETM and FoundationACT™ are trademarks, of Foundation Medicine, Inc.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the benefits of our products to clinicians, payors and biopharmaceutical companies in the treatment of cancer and the recognition by physicians, payors and patients of the differentiating characteristics of our tests; the number of tests to be conducted, the generation of revenue, and the incurrence of operating expenses in 2016, including any changes to earlier guidance; expectations of continued growth or competitive differentiation; any accelerated review of or approval of FoundationOne as a medical device by the FDA and any coverage decision by CMS; payor support for comprehensive genomic profiling, including coverage decisions by CMS and third-party payors; our ability to comply with the covenants contained in our new credit facility with Roche; and our intended use of proceeds under our new credit facility with Roche. All such forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include the risks that Foundation Medicine’s test, revenue or operating expense projections may turn out to be inaccurate because of the preliminary nature of the forecasts; the company’s products do not perform as expected; acceptance into the Expedited Access Pathway program or the Parallel Review process does not benefit the company; the company’s expectations and beliefs regarding the future conduct and growth of Foundation Medicine’s business are inaccurate; Foundation Medicine is unable to secure additional coverage decisions, to achieve profitability, to compete successfully, to manage its growth, or to develop its molecular information platform; and the risks described under the caption “Risk Factors” in Foundation

Medicine’s Annual Report on Form 10-K for the year ended December 31, 2015, which is on file with the Securities and Exchange Commission, as well as other risks detailed in Foundation Medicine’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Foundation Medicine undertakes no duty to update this information unless required by law.

Media Contact:

Dan Budwick, Pure Communications, Inc.

973-271-6085

dan@purecommunicationsinc.com

Investor Contacts:

Kimberly Brown

617-418-2215

ir@foundationmedicine.com

- Financial Tables to Follow -

FOUNDATION MEDICINE, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue	$28,237	$22,458	$58,615	$41,753
Costs and expenses:
Cost of revenue	11,955	8,950	23,345	17,866
Selling and marketing	14,481	12,542	28,274	22,363
General and administrative	12,503	23,769	21,727	32,611
Research and development	18,500	10,256	31,956	18,944

Total costs and expenses	57,439	55,517	105,302	91,784

Loss from operations	(29,202)	(33,059)	(46,687)	(50,031)
Other income:
Interest income	208	9	386	16

Total other income	208	9	386	16

Net loss	$(28,994)	$(33,050)	$(46,301)	$(50,015)

Net loss per common share applicable to common stockholders, basic and diluted	$(0.84)	$(0.98)	$(1.34)	$(1.60)

Weighted-average common shares outstanding, basic and diluted	34,613,513	33,852,919	34,575,260	31,245,617

FOUNDATION MEDICINE, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$62,282	$117,763
Marketable securities	128,130	89,607
Accounts receivable, net	12,448	7,765
Inventory	10,160	7,992
Prepaid expenses and other current assets	3,829	6,517

Total current assets	216,849	229,644
Marketable securities	—	24,939
Property and equipment, net	41,211	41,333
Restricted cash	1,395	1,395
Other assets	2,160	678

Total assets	$261,615	$297,989

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$10,847	$10,469
Accrued expenses and other current liabilities	14,675	12,822
Deferred revenue	4,926	4,459
Current portion of deferred rent	2,209	2,146

Total current liabilities	32,657	29,896
Other non-current liabilities	9,350	10,404
Total stockholders’ equity	219,608	257,689

Total liabilities and stockholders’ equity	$261,615	$297,989